Exhibit 10.2

January 12, 2007

Mr. Ken Barber

Proposed Chief Executive Officer

De Novo Bank in Douglasville, Georgia

Dear Mr. Barber:

The purpose of this letter is to outline the terms under which T. Stephen Johnson & Associates, Inc. (“TSJ&A”) will provide consulting services to your group of organizers for the purpose of organizing a de novo bank.

1.	Description of Responsibilities

The general area of our responsibility will be to help you formulate the initial business plan, including financial projections, and a feasibility analysis, and to orchestrate the regulatory process to seek approval of a de novo charter and deposit insurance for a federally insured bank to be located in or near Douglasville, Georgia. More specifically, our responsibilities will include the following:

(a)	We will help you develop the business plan and supporting feasibility justification for the application to be submitted to the Georgia Department of Banking or the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation for a charter for the de novo bank.

(b)	We will assist you in formulating a capital structure for the institution, giving due consideration to regulatory standards, and we will advise you of various options concerning the characteristics of the stock offering. In addition, we will work with your legal counsel to assist in the preparation of the stock offering document. It will not be our responsibility to locate investors for the institution.

(c)	We will assist you in formulating the initial operating budget for the institution, including projections of balance sheet items and income and expenses of operation for the projection period that the regulators require.

(d)	We will assist each organizer in the preparation of a personal biographical and financial statement.

(e)	We will orchestrate, prepare, and file the regulatory applications which will include the above referenced information. We will assist the organizing group in responding to requests by the regulators for additional information.

(f)	We will attend all meetings with regulators as necessary.

(g)	We will assist in the development of employment agreements for executives of the bank.

(h)	We will assist you with various organizational decisions such as site selection, staffing requirements, technology, and service and equipment suppliers.

(i)	We will prepare and file bank holding company applications, if applicable, with the Federal Reserve Bank and Georgia Department of Banking and Finance seeking approval for the holding company structure.

The above described consulting services will continue through the time that the institution is granted approval of its charter.

2.	Compensation

TSJ&A will be compensated for the above described consulting services for a total consulting fee of $30,000 plus out-of-pocket expenses. The consulting fee will be payable in monthly installments of $10,000 each. The initial installment of $10,000 will be due upon signing this contract followed by payments of $10,000 on the first day of each of the following two months. In addition, your organizing group will reimburse TSJ&A for all documented out-of-pocket expenses, which expenses can include but are not necessarily limited to travel, long distance telephone, research materials, copying charges, overnight courier, and US postage. TSJ&A will invoice you monthly for these expenses, and all invoices are due and payable upon receipt. Legal fees and expenses associated with filing applications with regulators are the responsibility of your organization group.

3.	Other Ventures

You acknowledge that TSJ&A regularly engages in the business of providing consulting services to all types of depository institutions, including those that are operational as well as those that are in the process of formation. Accordingly, although our responsibilities to you will include a responsibility not to disclose to other depository institutions confidential business information arising out of our involvement with your institution, you acknowledge that we are not limited in continuing the services that we presently provide to other institutions, nor are we precluded from seeking to obtain other operating or to-be-organized institutions as clients for our consulting services. It will be our responsibility, however, to manage our various undertakings for different clients in order to comply with the needs of your institution for timely and thorough assistance from us.

I look forward to working with you on this project. If this letter accurately states the terms of the engagement between TSJ&A and the organizers, please sign in the space provided below and return to me.

Sincerely,

T. Stephen Johnson

Chairman

Agreed and accepted

/s/ Ken Barber	1-15-07
Ken Barber	Date